                                                                     EXHIBIT 5.1




                               November 21, 1997


Global Village Communication, Inc.
1144 East Arques Avenue
Sunnyvale, CA  94086

     RE:  REGISTRATION STATEMENT ON FORM S-8
          ----------------------------------

Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 22, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an additional 500,000 shares of your Common Stock reserved for issuance under the 1991 Stock Option Plan (the "1991 Plan") and an additional 100,000 shares of your Common Stock, reserved for issuance under the 1993 Employee Stock Purchase Plan (together with the 1991 Plan, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

     It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto. This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to Rule 462 under the Securities Act with respect to the Registration Statement.

                              Very truly yours,


                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation

                              /s/ Wilson Sonsini Goodrich & Rosati, P.C.